Exhibit 99.3

SABRA HEALTH CARE REIT, INC.

SUMMARY OF UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 7, 2017, Sabra Health Care REIT, Inc. (“Sabra” or the “Company”), Sabra Health Care Limited Partnership, a Delaware limited partnership and wholly owned subsidiary of the Company (“Sabra LP”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), Care Capital Properties, Inc., a Delaware corporation (“CCP”) and Care Capital Properties, LP, a Delaware limited partnership and wholly owned subsidiary of CCP (“CCP LP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on August 17, 2017, CCP merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”), following which Merger Sub merged with and into Sabra, with Sabra continuing as the surviving entity (the “Subsequent Merger”), and, simultaneous with the Subsequent Merger, CCP LP merged with and into Sabra LP, with Sabra LP continuing as the surviving entity (the “Partnership Merger”).

Also on August 17, 2017, in connection with the closing of the Merger, Sabra LP, Sabra and the other parties thereto entered into a fourth amended and restated unsecured credit agreement. The amended credit agreement includes a $1.0 billion revolving credit facility, $1.1 billion in U.S. dollar term loans and a CAD $125.0 million Canadian term loan. Sabra utilized $200.0 million of the U.S. dollar term loans to repay $200.0 million of CCP borrowings and borrowed an additional $56.7 million on a pro forma basis for non-recurring transaction costs of Sabra and CCP directly attributable to the Merger. The transactions described in this paragraph are referred to as the “Refinancing Transactions.”

In April 2017, CCP completed an acquisition of six behavioral health hospitals in a sale-leaseback transaction (the “CCP behavioral hospital acquisition”). These properties were acquired for approximately $382.0 million, including related acquisition expenses of $3.4 million. In addition, the tenant was required to make a $10.7 million security deposit and prepay rent in the amount of $2.8 million. CCP funded the CCP behavioral hospital acquisition with borrowing under its revolving credit facility of $304.1 million and $64.4 million of funds previously held in restricted cash.

In July 2016, CCP LP issued and sold $500.0 million aggregate principal amount of 5.125% Senior Notes due 2026 (the “Notes due 2026”). The proceeds of the Notes due 2026 were used to repay $500.0 million of existing variable rate debt with an average rate of 1.95% (we refer to the issuance and sale of the Notes due 2026 and this subsequent repayment of debt as the “CCP debt refinancing”). On August 17, 2017, in connection with the closing of the Merger, Sabra LP and Sabra assumed the Notes due 2026 and the guarantee thereof.

The following unaudited pro forma condensed combined financial statements as of June 30, 2017, for the year ended December 31, 2016 and for the six months ended June 30, 2017, have been prepared (i) as if the Merger (including the Refinancing Transactions) occurred on June 30, 2017 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the Merger (including the Refinancing Transactions), the CCP behavioral hospital acquisition and the CCP debt refinancing occurred on January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and six months ended June 30, 2017.

The fair value of assets acquired and liabilities assumed as a result of the Merger and the CCP behavioral hospital acquisition and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The assignment of fair value to assets and liabilities of CCP has not been finalized and is subject to change. The fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of CCP that existed at the effective time of the Merger.

Actual amounts recorded in connection with the Merger and the CCP behavioral hospital acquisition may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation, and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Sabra considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Sabra’s actual financial position had the Merger (including the Refinancing Transactions) occurred on June 30, 2017; (2) represent the results of Sabra’s operations that would have actually occurred had the Merger (including the Refinancing Transactions), the CCP behavioral hospital acquisition and the CCP debt refinancing occurred on January 1, 2016; or (3) project Sabra’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2016 to the date hereof, Sabra and CCP acquired and disposed of various real estate operating properties. Other than the CCP behavioral hospital acquisition, none of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Article 11 of Regulation S-X promulgated by the SEC. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and six months ended June 30, 2017 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2016.

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of June 30, 2017
	Sabra Historical	CCP Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Real estate investments, net	$1,995,911	$2,757,387	$831,967	C	$5,585,265
Loans receivable and other investments, net	94,208	80,990	(242)	C	174,956
Cash and cash equivalents	13,235	12,094	—		25,329
Restricted cash	9,413	4,585	—		13,998
Assets held for sale, net	—	21,240	10,009	C	31,249
Lease intangible assets, net	23,643	55,664	236,378	C	315,685
Prepaid expenses, deferred financing costs and other assets, net	117,550	133,142	(13,739)	C	236,953
Goodwill	—	123,884	(123,884)	D	—

Total Assets	$2,253,960	$3,188,986	$940,489		$6,383,435

Liabilities
Secured debt, net	$159,366	$97,520	$980	E	$257,866
Revolving credit facility	32,000	402,000	(110,057)	E	323,943
Unsecured term loans, net	339,248	668,483	178,755	E	1,186,486
Senior unsecured notes, net	689,508	594,024	5,976	E	1,289,508
Accounts payable and accrued liabilities	37,123	95,337	—		132,460
Lease intangible liabilities, net	—	71,010	123,851	C	194,861
Deferred income taxes	—	1,715	—		1,715

Total Liabilities	1,257,245	1,930,089	199,505		3,386,839

Equity
Preferred stock	58	—	—		58
Common stock	654	841	104	F	1,599
Additional paid-in-capital	1,210,895	1,275,309	776,851	F	3,263,055
Cumulative distributions in excess of net income	(214,078)	(28,699)	(28,005)	G	(270,782)
Accumulated other comprehensive (loss) income	(833)	10,188	(10,188)	H	(833)
Treasury stock	—	(3)	3	I	—

Total Sabra Health Care REIT, Inc. stockholders’ equity	996,696	1,257,636	738,765		2,993,097
Noncontrolling interests	19	1,261	2,219	B	3,499

Total Equity	996,715	1,258,897	740,984		2,996,596

Total Liabilities and Equity	$2,253,960	$3,188,986	$940,489		$6,383,435

See accompanying notes

Note 1.    Basis of Pro Forma Presentation

The purchase price for the Merger was approximately $2.1 billion, which consists of Sabra common stock issued in exchange for shares of CCP common stock and shares underlying share-based awards assumed by Sabra. The total purchase price was calculated based on the closing price of Sabra’s common stock on August 16, 2017 ($21.72), which was the last trading price before the Merger became effective on August 17, 2017. At the effective time of the Merger, each share of CCP common stock issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned directly by Sabra, CCP or Merger Sub or any of their respective subsidiaries and in each case not held on behalf of third parties) was converted into the right to receive 1.123 newly issued shares of Sabra common stock, totaling a maximum aggregate number of shares of Sabra common stock of approximately 94.5 million based on the number of shares of CCP common stock and share-based awards outstanding as of August 16, 2017 determined as follows:

CCP common stock outstanding as of August 16, 2017	84,070,493
CCP share-based awards exchanged	102,246

Total CCP shares to convert to Sabra common stock	84,172,739
Exchange ratio	1.123

Sabra common stock issued	94,525,986

The unaudited pro forma financial statements have been prepared based on the acquisition method of accounting under GAAP, with Sabra as the acquiring entity. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of CCP based on their respective fair values, as further described below.

The pro forma adjustments represent Sabra management’s estimates based on information available as of the date of this report and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, closing the Merger are not included in the unaudited pro forma statements of operations.

Note 2.    Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A. Historical financial information of Sabra and CCP is derived from their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2017 and Annual Reports on Form 10-K for the year ended December 31, 2016. To the extent identified, certain reclassifications have been reflected in the unaudited pro forma adjustments to conform CCP’s financial statement presentation to that of Sabra. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of CCP to those of Sabra due to limitations on the availability of information as of the date of this report. In addition, Sabra has reclassified $23.6 million of lease intangible assets from its historical prepaid expenses, deferred financing costs and other assets, net to lease intangible assets, net on the unaudited pro forma condensed combined balance sheet.

B. Purchase Price

The total purchase price of approximately $2.1 billion was determined based on the number of shares of CCP common stock outstanding as of August 16, 2017 and shares underlying CCP share-based awards converted into shares of Sabra common stock following assumption by Sabra. For purposes of the unaudited pro forma condensed combined financial statements, such shares of CCP common stock and shares underlying share-based awards converted into Sabra common stock following assumption by Sabra are assumed to be outstanding as of June 30, 2017. The stock price used to determine the total purchase price is the closing price of Sabra’s common stock on August 16, 2017 ($21.72 per share), which was the last trading price before the Merger became effective on August 17, 2017.

The total purchase price described above has been allocated to CCP’s tangible and intangible assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements, based on their estimated relative fair values. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after a complete and thorough analysis within one year after the closing date of the Merger. As a result, the final acquisition accounting adjustments, including those resulting from conforming CCP’s accounting policies to those of Sabra’s, could differ materially from the pro forma adjustments presented herein. The purchase price of CCP is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):

Real estate investments	$3,589,354
Loans receivables and other investments	80,748
Lease intangible assets	292,042
Assets held for sale	31,249
Cash and cash equivalents	12,094
Restricted cash	4,585
Prepaid expenses and other assets	119,403
Secured debt	(98,500)
Revolving credit facility	(235,239)
Unsecured term loans	(847,238)
Senior unsecured notes	(600,000)
Accounts payable and accrued liabilities	(95,337)
Lease intangible liabilities	(194,861)
Deferred income taxes	(1,715)
Noncontrolling interest	(3,480)

Total consideration paid	$2,053,105

C. Represents Sabra’s preliminary purchase price allocation based on estimated fair value of real estate assets acquired, leases assumed, loans receivable acquired and other assets acquired as follows (in thousands):

	Estimated Fair Market Value	CCP Historical	Pro Forma Adjustment
Land	$284,968	$310,356	$(25,388)
Building and improvements	3,304,386	2,447,031	857,355

Real estate investments, net	$3,589,354	$2,757,387	$831,967

Loans receivable and other investments, net	80,748	80,990	(242)
Assets held for sale, net	31,249	21,240	10,009
Lease intangible assets, net	292,042	55,664	236,378
Prepaid expenses, deferred financing costs and other assets, net	119,403	133,142	(13,739)
Lease intangible liabilities, net	194,861	71,010	123,851

D. CCP had approximately $123.9 million of goodwill in its historical balance sheet from prior business combinations, which has been eliminated.

The allocation of the purchase price has been performed on a preliminary basis and will not be finalized until a complete and thorough analysis is performed within one year after the closing date of the Merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this determination may change.

E. On August 17, 2017, Sabra, along with the other parties thereto, entered into a fourth amended and restated unsecured credit agreement. The amended credit agreement includes a $1.0 billion revolving credit facility, $1.1 billion in U.S. dollar term loans and a CAD $125.0 million Canadian term loan. Sabra utilized $200.0 million of the U.S. dollar term loans to repay $200.0 million of CCP borrowings.

The adjustments reflecting the fees and debt associated with the refinancing as if it had occurred as of June 30, 2017 are as follows:

	CCP Historical Deferred Financing Costs	Deferred Financing Costs	Debt	Pro forma Adjustment
Secured debt, net	$980	$—	$—	$980	(a)
Revolving credit facility	—	—	(110,057)	(110,057	)(b)
Unsecured term loans, net	5,517	(7,762)	181,000	178,755	(a),(c)
Senior unsecured notes, net	5,976	—	—	5,976	(a)

(a) Debt issuance costs were included within secured debt, net, unsecured term loans, net and senior unsecured notes, net within CCP’s historical balance sheet. Since the liabilities assumed in the Merger are presented at fair value, the historical unamortized debt issuance costs have been eliminated.

(b) The revolving credit facility includes additional borrowings of $56.7 million for Sabra and CCP non-recurring transaction costs directly attributable to the Merger and $14.2 million for estimated fees as part of the amended credit agreement. In addition, approximately $181.0 million of the amounts outstanding on the CCP revolving credit facility were repaid by the increase in the term loan capacity.

(c) Amount includes an increase of $181.0 million on the U.S. dollar term loan, offset by $7.8 million in estimated fees as part of the term loans associated with the amended credit agreement.

F. Represents the estimated par value of Sabra common stock to be issued (94.5 million at $0.01 per share) and additional paid-in capital based on the estimated number of shares of Sabra common stock to be issued.

Outstanding shares of CCP common stock—historical basis (in thousands)	84,070
CCP equity-based awards converted into CCP common stock (in thousands)	102

Outstanding shares of CCP common stock (in thousands)	84,173
Exchange Ratio	1.123

Shares of Sabra common stock to be issued—pro forma basis (in thousands)	94,526
Sabra par value per share	$0.01

Par value of Sabra common stock to be issued—pro forma basis	945
Par value of CCP common stock—historical basis	(841)

Pro forma adjustment to common stock	$104

Shares of Sabra common stock to be issued—pro forma basis (in thousands)	94,526
Additional paid-in capital $21.71 per share ($21.72 less $0.01 par value per share)	$21.71

Additional paid-in capital Sabra stock to be issued—pro forma basis	$2,052,160
CCP additional paid-in capital—historical basis	(1,275,309)

Pro forma adjustments to additional paid-in capital	$776,851

G. Represents the elimination of CCP’s accumulated deficit of approximately $28.7 million as of June 30, 2017 and an adjustment of approximately $56.7 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the Merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets.

H. Represents the elimination of accumulated other comprehensive income included in CCP’s historical balance sheet.

I. Represents the elimination of treasury stock in CCP’s historical balance sheet.

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share amounts)

	Six Months Ended June 30, 2017
	Sabra Historical	CCP Historical	CCP Behavioral Hospital Acquisition	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Rental income	$113,128	$186,844	$10,672	AA	$(7,151)	AA	$303,493
Interest and other income	3,972	7,420	—		—		11,392
Resident fees and services	10,286	—	—		—		10,286

Total revenues	127,386	194,264	10,672		(7,151)		325,171

Expenses:
Depreciation and amortization	36,357	53,813	3,396	BB	(3,592)	BB	89,974
Interest	31,650	31,968	2,559	CC	3,995	DD	70,172
Operating expenses	6,827	—	—		—		6,827
General and administrative	18,022	25,618	—		(11,811)	GG	31,829
Provision for doubtful accounts and loan losses	2,305	—	—		—		2,305

Total expenses	95,161	111,399	5,955		(11,408)		201,107

Other income (expense):
Loss on extinguishment of debt	—	(386)	—		—		(386)
Other income:	3,070	—	—		—		3,070
Net gain on sale of real estate	4,032	104,420	—		—		108,452

Total other income	7,102	104,034	—		—		111,136

Net Income	39,327	186,899	4,717		4,257		235,200
Net loss (income) attributable to noncontrolling interests	16	(17)	—		—		(1)

Net income attributable to Sabra Health Care REIT, Inc.	39,343	186,882	4,717		4,257		235,199
Preferred stock dividends	(5,121)	—					(5,121)

Net income attributable to common stockholders	$34,222	$186,882	$4,717		$4,257		$230,078

Net income attributable to common stockholders, per:
Basic common share	$0.52	$2.23					$1.44

Diluted common share	$0.52	$2.23					$1.44

Weighted average number of common shares outstanding, basic	65,396,146	83,697,377			10,828,609	EE	159,922,132

Weighted average number of common shares outstanding, diluted	65,694,019	83,827,072			10,699,428	EE	160,220,519

See accompanying notes

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31, 2016
	Sabra Historical	CCP Historical	CCP Behavioral Hospital Acquisition	Notes	Pro Forma Adjustments	Notes	CCP Debt Refinancing	Notes	Pro Forma Combined
Revenues:
Rental income	$225,275	$332,762	$32,772	AA	$(15,625)	AA	$—		$575,184
Interest and other income	27,463	15,142	—		—		—		42,605
Resident fees and services	7,788	—	—		—		—		7,788

Total revenues	260,526	347,904	32,772		(15,625)		—		625,577

Expenses:
Depreciation and amortization	68,472	107,561	10,622	BB	(10,949)	BB	—		175,706
Interest	64,873	50,168	7,676	CC	6,638	DD	8,599	FF	137,954
Operating expenses	5,703	—	—		—		—		5,703
General and administrative	19,918	39,479	—		—		—		59,397
Provision for doubtful accounts and loan losses	5,543	134	—		—		—		5,677
Impairment of real estate	29,811	21,660	—		—		—		51,471

Total expenses	194,320	219,002	18,298		(4,311)		8,599		435,908

Other income (expense):
Loss on extinguishment of debt	(556)	(5,461)	—		—		—		(6,017)
Other income (expense):	10,677	(3,570)	—		—		—		7,107
Net (loss) gain on sale of real estate	(6,122)	2,894	—		—		—		(3,228)

Total other income (expense)	3,999	(6,137)	—		—		—		(2,138)

Net Income	70,205	122,765	14,474		(11,314)		(8,599)		187,531
Net loss (income) attributable to noncontrolling interests	71	(22)	—		—		—		49

Net income attributable to Sabra Health Care REIT, Inc.	70,276	122,743	14,474		(11,314)		(8,599)		187,580
Preferred stock dividends	(10,242)	—	—		—		—		(10,242)

Net income attributable to common stockholders	$60,034	$122,743	$14,474		$(11,314)		$(8,599)		$177,338

Net income attributable to common stockholders, per:
Basic common share	$0.92	$1.46							$1.11

Diluted common share	$0.92	$1.46							$1.11

Weighted average number of common shares outstanding, basic	65,284,251	83,591,511			10,934,475	EE			159,810,237

Weighted average number of common shares outstanding, diluted	65,520,672	83,689,193			10,837,307	EE			160,047,172

See accompanying notes

Note 3    Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

AA. Represents the amortization of above and below market leases assumed. The above and below market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from one to 14 years. The following table summarizes the components of the revenue adjustments for the periods presented (in thousands):

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Pro forma amortization of above and below market rent intangibles	$(7,812)	$(4,092)
Elimination of CCP amortization of above and below market rent intangibles	(7,813)	(3,059)

	$(15,625)	$(7,151)

In April 2017, CCP completed the CCP behavioral hospital acquisition. These properties were acquired for approximately $382.0 million, including related acquisition expenses of $3.4 million. CCP funded the CCP behavioral hospital acquisition by borrowing $304.1 million under CCP’s revolving credit facility and using funds held in restricted cash.

Rental income includes a $32.8 million and $10.7 million adjustment, for the year end December 31, 2016 and six months ended June 30, 2017, respectively, to reflect the straight-line rental income impact of the CCP behavioral hospital acquisition as if the acquisition occurred on January 1, 2016. Concurrent with the CCP behavioral hospital acquisition, CCP entered into a 10-year triple-net lease with affiliates of the seller with an initial contractual annual base rent of $30.3 million.

BB. Represents an adjustment to reflect depreciation and amortization expense on CCP’s existing facilities assuming the Merger occurred on January 1, 2016 based on the estimated fair value of the assets acquired. For purposes of the unaudited pro forma statements of operations, the useful life for the real estate acquired as part of the Merger and the CCP behavioral hospital acquisition for buildings and improvements ranges from 15 to 40 years; lease intangible assets ranges from eight to 20 years. The pro forma depreciation and amortization adjustment includes conforming CCP’s current depreciation accounting policy to Sabra’s accounting policy. The following table summarizes the components of the adjustments for the periods presented (dollars in thousands):

		Six Months Ended June 30, 2017
	Year Ended December 31, 2016	CCP Historical excluding CCP Behavioral Hospital Acquisition	CCP Behavioral Hospital Acquisition
Adjustment to reflect the impact of CCP’s existing facilities	$96,612	$48,306	$5,311
Less: CCPs historical depreciation and amortization	(107,561)	(51,898)	(1,915)

	$(10,949)	$(3,592)	$3,396

In addition, depreciation and amortization includes a $10.6 million and $3.4 million adjustment, for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, to reflect the impact of the CCP behavioral hospital acquisition as if the acquisition occurred on January 1, 2016.

CC. Represents the additional interest expense that would have been incurred on the $304.1 million borrowed on the CCP revolving credit facility for the CCP behavioral hospital acquisition as if the transactions occurred on January 1, 2016. For purposes of the pro forma adjustments, the CCP revolving credit facility bears interest at the London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 1.3%. The current underlying variable rate (one-month LIBOR), as used in these pro forma adjustments, was 1.2239%. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.4 million.

DD. Reflects changes in interest expense and amortization of deferred financing expenses for the credit facilities refinanced and debt assumed in connection with the Merger:

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Interest expense on refinanced credit facilities (a)	$22,067	$11,034
Amortization of debt issuance costs (b)	4,889	2,444
Less: interest expense on refinanced debt	(14,045)	(6,374)
Less: historical amortization of deferred financing costs on refinanced debt	(6,273)	(3,109)

Total pro forma adjustment	$6,638	$3,995

(a) Interest expense is based on LIBOR plus a margin of 2.00% on the amounts outstanding on the revolving credit facility, LIBOR plus a margin of 1.90% on the U.S. dollar term loans and the Canadian Dollar Offered Rate (which we refer to as “CDOR”) plus a margin of 1.90% on the CAD term loan. The current underlying variable rate as used in these pro forma adjustments was 1.2239% for LIBOR and 1.40% was used for CDOR. In addition, the revolving credit facility includes a 0.30% unused fee. Of the $1.4 billion LIBOR based borrowings, $0.8 billion is subject to swap agreements which effectively fixes LIBOR. Excluding these amounts, $0.6 billion is impacted by the change in LIBOR and an increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.7 million. In addition, the CDOR based borrowings are also subject to swap agreements which effectively fixes CDOR.

(b) Total debt issuance costs capitalized and useful life:

	Debt Issuance Costs	Useful Life
Revolving credit facility	$6,478	4 years
Term loans	7,762	4.6 years

EE. The unaudited pro forma adjustments to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the Sabra common stock issued to effect the Merger and shares underlying CCP share-based awards converted into shares of Sabra common stock following assumption by Sabra, as follows:

	Year Ended December 31, 2016	Six Months Ended June 30, 2017
Shares of common stock issued to CCP stockholders—pro forma basis	94,525,986	94,525,986
Shares of common stock issued to CCP stockholders—historical	(83,591,511)	(83,697,377)

Additional weighted-average shares of common stock—basic	10,934,475	10,828,609

Shares of common stock issued to CCP stockholders—pro forma basis	94,525,986	94,525,986
Additional shares to be issued for unvested stock options	514	514
Shares of common stock issued to CCP stockholders—historical	(83,689,193)	(83,827,072)

Additional weighted-average shares of common stock—diluted	10,837,307	10,699,428

FF. In July 2016, CCP LP issued the Notes due 2026. The proceeds of the Notes due 2026 were used to repay $500.0 million of existing variable rate debt with an average rate of 1.95%. The adjustment assumes the issuance of the Notes due 2026 and the repayment of the variable rate debt occurred on January 1, 2016.

GG. Represents the elimination of non-recurring transaction costs directly attributable to the Merger.